                                  EXHIBIT 99.1

           CODORUS VALLEY BANCORP, INC. REPORTS INCREASED EARNINGS AND
                         DECLARATION OF A CASH DIVIDEND

     FOR IMMEDIATE RELEASE -- York, Pennsylvania (July 17, 2007) -- Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced earnings of $1,627,000 or $.44 per share ($.43 diluted) for the quarter ended June 30, 2007. This represents a $204,000 or 14% increase over the $1,423,000 or $.39 per share ($.38 diluted) for the same quarter of 2006. Current quarter earnings were favorably impacted by an increase in net interest income which resulted from an increase in interest earning assets, principally business loans, and increased business loan fees.

     For the first six months of 2007, earnings were $3,396,000 or $.92 per share ($.90 diluted), compared to $2,784,000 or $.76 per share ($.74 diluted) for 2006. The $612,000 or 22% increase in current year-to-date earnings was positively impacted by an $839,000 pre-tax ($554,000 after-tax) first quarter recovery of loan losses that were incurred by PeoplesBank during 2002-2003. Due to the adequacy of the Company's allowance for loan losses the full amount of the recovery was recorded as a reduction to the loan loss provision.

     In spite of higher funding costs and a decrease in net interest margin (3.84% vs. 4.17%), attributable to a flat US treasury yield curve and competitive pricing pressures, the company increased net interest income by 6% due largely to an increase in interest earning assets. The positive effect on net income for 2007 from the reduction in loan loss provision and increase in interest earning assets more than offset an increase in noninterest expense.

     Noninterest expense increased 13% for the first six months of 2007 due primarily to increased personnel costs, caused by the timing of performance incentives and staff additions associated with normal business growth, and the recognition of an $185,000 ($122,000 after-tax) prepayment penalty on the early pay-down of a $2 million Federal Home Loan Bank advance. The Company paid down the advance, which had an above market interest rate, to reduce interest expense in future periods.


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                                   -- MORE --

     On June 30, 2007, total assets were approximately $582 million, representing a $65 million or 13% increase above June 30, 2006. Asset growth occurred primarily in business loans and investment securities, which were funded by strong deposit growth. Additional detailed financial information is provided in the Financial Highlights section of this Press Announcement.

     Codorus Valley recently announced that its Board of Directors declared a regular quarterly cash dividend of $.135 per share, payable on or before August 14, 2007, to shareholders of record July 24, 2007.

     Codorus Valley Bancorp, Inc. is a financial services holding company headquartered at the Codorus Valley Corporate Center, 105 Leader Heights Road, York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company. PeoplesBank provides a full range of business and consumer banking services through fourteen financial centers located throughout York County, Pennsylvania and a loan production office in Towson, Maryland. Mortgage banking, wealth management, and real estate settlement services are also offered by the company. Additional information is available on the bank's website at www.peoplesbanknet.com.

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as "believes," "expects," "anticipates," or similar expressions occur in this Press Announcement, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision. The Company undertakes no obligation to update or revise any forward-looking statements.

QUESTIONS OR COMMENTS CONCERNING THIS PRESS ANNOUNCEMENT SHOULD BE DIRECTED TO THE FOLLOWING:

         Larry J. Miller                  Jann Allen Weaver
Vice-Chairman, President, and CEO             Treasurer
   Codorus Valley Bancorp, Inc.     Codorus Valley Bancorp, Inc.
           717-747-1500                     717-747-1502
           888-846-1970                     888-846-1970
    lmiller@peoplesbanknet.com       jweaver@peoplesbanknet.com


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

                   Condensed Consolidated Statements of Income
                (in thousands of dollars, except per share data)

                                Three months ended    Six months ended
                                     June 30,             June 30,
                                ------------------   -----------------
                                   2007     2006       2007      2006
                                  ------   ------    -------   -------
Interest income                   $9,838   $7,949    $19,044   $15,737
Interest expense                   4,748    3,504      9,329     6,596
                                  ------   ------    -------   -------
   Net interest income             5,090    4,445      9,715     9,141
Provision for loan losses             35      145       (884)      355
Noninterest income                 1,375    1,416      2,602     2,611
Loss on sale of securities            (7)       0         (7)        0
Gain on sale of mortgages             63       61        157       149
Noninterest expense                4,300    3,842      8,756     7,763
                                  ------   ------    -------   -------
   Income before income taxes      2,186    1,935      4,595     3,783
Income taxes                         559      512      1,199       999
                                  ------   ------    -------   -------
   Net income                     $1,627   $1,423    $ 3,396   $ 2,784
                                  ======   ======    =======   =======
Basic earnings per share          $ 0.44   $ 0.39    $  0.92   $  0.76
Diluted earnings per share        $ 0.43   $ 0.38    $  0.90   $  0.74

            Condensed Consolidated Statements of Financial Condition
                            (in thousands of dollars)

                                  June 30,   December 31,   June 30,
                                    2007         2006         2006
                                  --------   ------------   --------
Cash and short term investments   $ 36,081     $ 35,372     $ 32,212
Investment securities               83,350       80,926       68,868
Loans                              437,158      407,260      390,601
Allowance for loan losses           (3,098)      (3,126)      (2,925)
Premises and equipment, net         10,203       10,495       10,889
Other assets                        17,992       17,285       16,876
                                  --------     --------     --------
   Total assets                   $581,686     $548,212     $516,521
                                  ========     ========     ========
Deposits                          $491,138     $456,645     $427,072
Borrowed funds                      41,224       45,339       46,142
Other liabilities                    4,465        3,442        3,112
Shareholders' equity                44,859       42,786       40,195
                                  --------     --------     --------
   Total liabilities and
      shareholders' equity        $581,686     $548,212     $516,521
                                  ========     ========     ========

                                   -- MORE --


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                             Selected Financial Data

                                                              Quarterly                        Year-to-Date
                                           -----------------------------------------------       June 30,
                                             2007      2007      2006      2006      2006    ---------------
                                           2nd Qtr   1st Qtr   4th Qtr   3rd Qtr   2nd Qtr    2007     2006
                                           -------   -------   -------   -------   -------   ------   ------
Earnings and Per Share Data (1)
   (in thousands, except per share data)
   Net income                              $1,627    $1,769    $1,131     $1,407   $1,423    $3,396   $2,784
   Basic earnings per share                $ 0.44    $ 0.48    $ 0.31     $ 0.38   $ 0.39    $ 0.92   $ 0.76
   Diluted earnings per share              $ 0.43    $ 0.47    $ 0.30     $ 0.38   $ 0.38    $ 0.90   $ 0.74
   Cash dividends per share                $0.129    $0.129    $0.122     $0.118   $0.112    $0.258   $0.224
   Book value per share                    $12.18    $12.04    $11.63     $11.46   $10.99    $12.18   $10.99
   Average shares outstanding               3,683     3,678     3,676      3,661    3,659     3,680    3,659
   Average diluted shares outstanding       3,774     3,768     3,767      3,745    3,743     3,771    3,743

Performance Ratios (%)
   Return on average assets                  1.13      1.28      0.85       1.08     1.15      1.20     1.14
   Return on average equity                 14.45     16.13     10.56      13.63    14.17     15.28    13.98
   Return on average realized equity (2)    14.38     16.03     10.50      13.42    14.02     15.19    13.79
   Net interest margin (3)                   3.91      3.76      3.77       3.88     4.01      3.84     4.17
   Efficiency ratio (4)                      63.7      72.3      66.8       63.0     63.3      67.8     63.8

Asset Quality Ratios (%)
   Net loan charge-offs (recoveries) to
      average loans (5)                     (0.02)    (0.82)    (0.01)      0.10    (0.02)    (0.41)   (0.02)
   Allowance for losses to total loans       0.71      0.71      0.77       0.75     0.75      0.71     0.75
   Nonperforming assets to total loans
      and other real estate                  1.72      0.99      1.09       1.38     1.44      1.72     1.44

Capital Ratios (%)
   Average equity to average assets          7.82      7.91      8.00       7.96     8.12      7.86     8.16
   Tier 1 leverage capital ratio             9.58      9.73      9.83       9.98    10.25      9.58    10.25
   Tier 1 risk-based capital ratio          11.77     11.86     11.99      12.11    12.15     11.77    12.15
   Total risk-based capital ratio           12.43     12.53     12.71      12.81    12.85     12.43    12.85

(1)  per share amounts and shares outstanding were adjusted for stock dividends

(2) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(3) net interest income (tax-equivalent) as a percentage of average earning assets

(4) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(5)  quarterly and year-to-date net loan charge-offs (recoveries) are annualized

                                    -- END --


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